EXHIBIT (d)(12)

CALVERT VP VOLATILITY MANAGED MODERATE PORTFOLIO

INVESTMENT SUB-ADVISORY AGREEMENT

This INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) effective this 1st day of

January 2022 is between Calvert Research and Management (“Adviser”), a Massachusetts business trust, and Parametric Portfolio Associates LLC, a Delaware limited liability company (“Sub-Adviser”).

WHEREAS, Calvert VP Volatility Managed Moderate Portfolio (“Fund”), a series of Calvert Variable Products, Inc. (Company), is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, management investment company; and

WHEREAS, pursuant to an Investment Advisory Agreement dated March 1, 2021 (“Advisory Agreement”), a copy of which has been provided to the Sub-Adviser, the Company has retained the Adviser to render investment advisory services to the Fund (as described more fully below); and

WHEREAS, pursuant to authority granted to the Adviser in the Advisory Agreement, the Adviser wishes to retain the Sub-Adviser to furnish investment advisory services to the Fund and the Adviser, and the Sub-Adviser is willing to furnish such services to the Fund and the Adviser.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Adviser and the Sub-Adviser as follows:

1.       Appointment. The Adviser hereby appoints the Sub-Adviser to act as the investment sub-adviser for and to manage the investment and reinvestment of that portion of the Fund’s assets that shall be allocated to the Sub-Adviser (“Portfolio”), subject to the supervision of the Adviser, for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services set forth herein for the period and on the terms set forth in this Agreement.

Subject to the requirements of the 1940 Act, the Adviser has the authority in its discretion to alter the allocation of the Fund’s assets among the Sub-Adviser, the Adviser and any other appointed sub-adviser.

2.       Sub-Adviser Duties. Subject to the supervision of the Board of Directors (the “Board”) and the Adviser, the Sub-Adviser will provide a continuous investment program for the Portfolio and determine, in its discretion and subject to Section 3 of this Agreement, the composition of the assets of the Portfolio, including the determination of the purchase, retention, or sale of the securities, cash, and other investments for the Portfolio. Subject to Section 3 of this Agreement, the Sub-Adviser will provide investment research and conduct a continuous program of evaluation, investment, sale, and reinvestment of the Portfolio’s assets by determining (a) the securities and other investments that shall be purchased, entered into, sold, closed, and/or exchanged for the Portfolio; (b) when these transactions should be executed, and (c) what portion of the assets of the Portfolio should be held in various securities and other investments in which the Fund is permitted to invest. In accordance with the terms of this Agreement, the Sub-Adviser is authorized, in its sole discretion, to buy, sell, and otherwise trade in any of the types of securities and investment instruments in accordance with the investment objectives and policies disclosed in the Company’s Registration Statement for the Fund as filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act, as from time to time amended (“Registration Statement”).

The Sub-Adviser will provide the services under this Agreement in accordance with the Company’s Articles of Incorporation, By-Laws, and the Fund’s investment objective(s), policies and procedures and restrictions as stated in the Registration Statement. The Adviser shall provide the Sub-Adviser with copies of the Company’s Articles of Incorporation, By-Laws and any amendment to the Registration Statement promptly following its filing with the SEC as well as any sticker supplements to the Fund’s prospectus or statement of additional information relevant to the Sub-Adviser or its management of the Fund. Sub-Adviser’s services under this Agreement may also be subject to any other investment parameters for the Fund (including portfolio risk limits) that are mutually agreed to in writing by the Adviser and the Sub-Adviser.

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The Sub-Adviser further agrees as follows:

a.       The Sub-Adviser shall perform its duties hereunder in accordance with (i) the 1940 Act and all rules and regulations thereunder, (ii) all other applicable federal and state laws and regulations, (iii) any procedures adopted by the Board and deemed applicable by the Adviser to the Fund (provided that the Sub-Adviser has been or will be provided by the Adviser with a copy of any current or future procedures and has been provided with a reasonable period of time to understand and adapt to such procedures) (“Fund Procedures”), (iv) the provisions of the Fund’s Registration Statement (as described above), and (v) the Sub-Adviser’s operating policies and procedures provided to the Adviser. The Sub-Adviser shall exercise reasonable care in the performance of its duties under the Agreement. With respect to (iii) above, by executing this Agreement, the Sub-Adviser acknowledges that it has received from the Adviser written copies of the current Fund Procedures and has had a reasonable period of time to understand and adapt to such Procedures.

b.       The Sub-Adviser will manage the Portfolio so that it meets the income and asset diversification requirements of Section 851 of the Internal Revenue Code of 1986, as amended (“Code”). The Sub-Adviser shall not be responsible for compliance with Section 851 of the Code with respect to any portions of the Fund that are not part of the Portfolio.

c.        The Sub-Adviser agrees to take appropriate action (which includes voting) with respect to all proxies for the Fund’s portfolio investments in a timely manner in accordance with the Fund’s Proxy Voting Guidelines (a copy of which has been provided to the Sub-Adviser) to the extent that the Sub-Adviser receives timely notice that the Adviser no longer will be voting proxies for the Fund’s portfolio investments. When the Adviser has assumed responsibility for voting proxies for the Fund’s portfolio investments pursuant to the Fund’s Proxy Voting Guidelines, the Sub-Adviser agrees to assist, to the extent necessary, to facilitate the Adviser's timely receipt of all proxies for the Fund’s portfolio investments, which the Adviser, in turn, will vote.

d.       The Sub-Adviser will assist the Company’s Custodian (“Custodian”) and the Adviser in determining or confirming, consistent with the relevant Fund Procedures and as stated in the Registration Statement, the value of any portfolio securities or other assets of the Fund for which the Custodian or the Adviser seeks assistance from, or identifies for review by, the Sub-Adviser and otherwise perform such duties as sub-adviser for the Portfolio as are specifically described in such Fund Procedures. The parties acknowledge that the Sub-Adviser is not a custodian of the Company’s assets and will not take possession or custody of such assets.

e.       Following the end of each of the Fund’s fiscal quarters, the Sub-Adviser will assist the Fund’s administrator in its preparation of any reports required by applicable rules and regulations, such as Form N-CSR, Form N-CEN, and Form N-PORT, to be filed by the Fund as well as any discussion of the Portfolio’s performance required by applicable law. The Sub-Adviser will also provide periodic commentaries regarding the performance of the Portfolio as reasonably requested by the Adviser, which shall be subject to review and approval by the Adviser. The Sub-Adviser also will provide to the Company any certifications relating to the content of any such report, discussion or commentary as required by relevant Fund Procedures or as is otherwise reasonably requested by the Company.

f.       The Sub-Adviser will complete and deliver to the Adviser for each quarter by the 10th calendar day of the following quarter (i) a written compliance checklist in a form provided by the Adviser, (ii) a written investment oversight questionnaire in a form provided by the Adviser, (iii) a risk management and related analytic report in a format agreed to in advance by the Adviser and Sub-Adviser, and (iv) such other reports as may be reasonably requested by the Adviser.

g.       The Sub-Adviser will make available to the Company and the Adviser, promptly upon request, any of the investment records and ledgers for the Portfolio maintained by the Sub-Adviser (which shall not include the records and ledgers maintained by the Custodian, portfolio accounting agent or other service providers for the Company) as are necessary to assist the Company and the Adviser in complying with requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the rules under each, as well as other applicable securities laws. The Sub-Adviser will furnish to regulatory authorities, having the requisite authority over the Fund, any information or reports in connection with the Sub-Adviser’s services to the Fund and the Adviser that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

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       h.       The Sub-Adviser will provide periodic reports to the Board (for consideration at meetings of the Board) on the investment program for the Portfolio and the investments in the Portfolio in a format agreed to in advance by the Adviser and Sub-Adviser and such other special reports as the Board or the Adviser may reasonably request, provided the format of such special reports is agreed to in advance by the Adviser and Sub-Adviser.

i.       The Sub-Adviser will maintain a fidelity bond, as well as insurance for its directors and officers and errors and omissions in an adequate amount based on the Sub-Adviser’s assets under management and the scope of its business.

3.       Application of Responsible Investment Criteria. To the extent provided in the Registration Statement, the Adviser is responsible for providing investment research and decision making to the Fund using its responsible investment principles, which may be amended from time to time with approval of the Board. The Sub-Adviser will buy only those securities permitted by the Fund's investment program and determined by the Adviser to meet the responsible investment criteria and of which the Sub-Adviser has been notified. In the event that the Adviser notifies the Sub-Adviser that a security already in the Portfolio no longer meets the Fund’s responsible investment criteria, the Adviser shall instruct the Sub-Adviser as to whether the Sub-Adviser should dispose of the security immediately or at such time as the Sub-Adviser believes would be least detrimental to the Fund. To the extent instructed by the Adviser, the Sub-Adviser shall have no liability for the properly executed disposition of any securities under this sub-paragraph. With respect to this sub-paragraph, the means by which the Adviser shall notify the Sub-Adviser shall be mutually agreed upon by the parties.

4.       Broker-Dealer Selection and Portfolio Transaction Information. The Sub-Adviser shall place all orders for the purchase or sale of portfolio investments for the account of the Fund either directly with the issuer or with brokers, dealers, futures commission merchants, or other market participants selected by the Sub-Adviser, and, to that end, the Sub-Adviser is authorized as the agent of the Fund to give instructions to the Custodian as to deliveries of investments and payments of cash for the account of the Fund. In connection with the selection of such brokers, dealers, futures commission merchants, or other market participants and the placing of such orders, the Sub-Adviser shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Fund and (when a disclosed commission is being charged) at commission rates that are reasonable in relation to the benefits received. Subject to the policies and procedures adopted by the Board, in selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Sub-Adviser and the Sub-Adviser is expressly authorized to cause the Company to pay any broker or dealer who provides such brokerage and research services a commission for executing a security transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to the Fund and to other accounts over which they exercise investment discretion.

The Sub-Adviser will arrange for the transmission to the Custodian on a daily basis such confirmation, trade tickets, and other documents and information, including, but not limited to, CUSIP, Cedel, or other numbers that identify securities to be purchased or sold on behalf of the Portfolio, as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to the Company.

5.       Disclosure about Sub-Adviser. The Sub-Adviser has received and reviewed the most current amendment to the Registration Statement for the Company relating to the offering of Fund shares that contains disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about the Sub-Adviser and its investment process or personnel, and securities or other investments permitted for investment for the Portfolio, including the risks of such securities or other investments, such Registration Statement, as of the date hereof, contains no untrue statement of any material fact or omits to state a material fact that would be necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Sub-Adviser agrees to promptly notify the Adviser of any changes to the above referenced information within the Registration Statement that are necessary for the Registration Statement to remain accurate or to ensure that the Registration Statement contains no untrue statement of any material fact or omits to state a material fact that would be necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Advisers Act and will maintain such registration so long as this Agreement remains in effect. The Adviser hereby acknowledges that it has received a copy of the Sub-Adviser’s Form ADV (as filed with the SEC) prior to entering into this Agreement.

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6.       Duties of the Adviser. The Adviser undertakes to provide the Sub-Adviser with reasonable advance written notice of any action taken by the Adviser or the Company’s Board that is likely to have any impact on the Sub-Adviser or its ability to provide services under this Agreement including, without limitation, any change to (i) the Fund’s investment objective, strategies, policies, and restrictions, (ii) the Fund Procedures, or (iii) the Fund’s Registration Statement as it relates to the services provided by the Sub-Adviser to the Fund. The Adviser agrees that, provided it is within its ability, it will allow for a reasonable implementation period for any such action and Sub-Adviser agrees it will make a reasonable effort to implement any such action within such implementation period.

7.       Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it and its staff and for their activities in connection with its duties under this Agreement, including, but not limited to, rental and overhead expenses, expenses of the Sub-Adviser’s personnel, insurance of the Sub-Adviser and its personnel, research services (except as permitted under the Fund Procedures), and taxes of the Sub-Adviser.

The Sub-Adviser shall bear all expenses and costs of the Company (including reasonable attorney’s fees), if any, arising out of a termination or possible termination of this Agreement as a result of an assignment caused by a change of control or management of the Sub-Adviser, including the preparation and mailing of an information statement to shareholders pursuant to a “manager-of-managers” exemptive order from the SEC, or the preparation, mailing, solicitation and other costs associated with the use of a proxy statement relating to a shareholder vote in respect of a new sub-advisory agreement. The foregoing obligations of the Sub-Adviser shall apply in any circumstance in which the Adviser, in consultation with internal or outside counsel to the Company, deems that an actual or possible assignment of this Agreement has or may occur, and determines that an information statement should be used, or a vote of shareholders should be obtained, as the case may be.

The Sub-Adviser will not be responsible for extraordinary expenses relating to inspections, investigations, inquiries and other actions by regulatory authorities except to the extent that such extraordinary expenses specifically relate to the Sub-Adviser’s services provided to the Portfolio or are the result of the actions or omissions of the Sub-Adviser or any affiliated person of the Sub-Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act is a Controlling Person of the Sub-Adviser.

The Adviser and the Company shall be responsible for all expenses of the Fund’s and Adviser’s operations including, without limitation, those described in the Advisory Agreement.

8.       Compensation. For the services provided to the Fund, the Adviser will pay the Sub-Adviser an annual fee equal to the amount specified in Schedule A hereto payable monthly in arrears on the last business day of each month. The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect. The Adviser is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Adviser. The Company shall have no liability for Sub-Adviser’s fee hereunder.

Any compensation payable under this paragraph shall exclude any assets invested under the Fund’s High Social Impact Investments and/or Special Equities programs.

9.       Use of the Name “Parametric.” The Sub-Adviser hereby consents to the use of the name “Parametric” as part of the Fund’s name; provided, however, that such consent shall be conditioned upon the employment of the Sub-Adviser or one of its affiliates as the investment sub-adviser of the Fund. The name “Parametric” or any variation thereof may be used, from time to time, in other connections and for other purposes by the Sub-Adviser and its affiliates and other investment companies that have obtained consent to the use of the name “Parametric.” The Sub-Adviser shall have the right to require the Fund to cease using the name “Parametric” as part of the Fund’s name if the Adviser ceases, for any reason, to employ the Sub-Adviser or one of its affiliates as the Fund’s investment sub-adviser. Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of the Sub-Adviser, shall be the property of the Sub-Adviser and shall be subject to the same terms and conditions.

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       10.       Compliance.

a.       As required by Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted written policies and procedures reasonably designed to prevent violation by it, or any of its supervised persons, of the Advisers Act and the rules under the Advisers Act and all other laws and regulations relevant to the performance of its duties under this Agreement (“Sub-Adviser Procedures”). The Sub-Adviser has designated a chief compliance officer (“CCO”) responsible for administering the Sub-Adviser Procedures. The CCO shall provide to the Adviser and/or the Company and their respective CCOs written compliance reports relating to the operations and compliance procedures of the Sub-Adviser as may be required by law or regulation or as are otherwise reasonably requested. The Sub-Adviser agrees to implement other or additional compliance techniques as the Adviser or the Board may reasonably request, including written compliance procedures, provided that doing so would not cause the Sub-Adviser to incur additional significant fees or expenses or otherwise conflict with the Sub-Adviser’s compliance program.

b.       The Sub-Adviser agrees that, if legally permitted, it shall promptly notify (orally or in writing), the Adviser and the Company if the SEC has: commenced an examination of the Sub-Adviser, censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration as an investment adviser; commenced proceedings or an investigation (formally or informally) that may result in any of these actions; or corresponded with the Sub-Adviser including sending a deficiency letter or raising issues about the business, operations, or practices of the Sub-Adviser, which may have a material impact on the Sub-Adviser’s ability to manage the Portfolio. The Sub-Adviser further agrees to promptly notify the Adviser and the Company upon detection of any breach of any of the Fund Procedures or material violation of any applicable law or regulation, including the 1940 Act and Subchapter M of the Code, relating to the Portfolio, or upon detection of any violation of the Sub-Adviser Procedures that relate to the Portfolio or Sub-Adviser’s activities as an investment sub-adviser generally. The Sub-Adviser further agrees to promptly notify the Adviser and the Company of any material fact known to the Sub-Adviser relating to the Sub-Adviser that is not contained in the Fund’s Registration Statement, prospectus or statement of additional information, or any amendment or supplement thereto, or if any statement contained therein that becomes untrue in any material respect.

c.       The Adviser agrees that it shall promptly notify, if legally permitted, the Sub-Adviser (1) in the event that the SEC has censured the Adviser or the Company with respect to the Fund; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Adviser’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (2) upon having a reasonable basis for believing that the Company has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code, or (3) of any regulatory matter involving the Fund’s investments or investment practices.

d.       The Sub-Adviser will provide the Adviser with such reports, presentations, certifications and other information as the Adviser may reasonably request from time to time concerning the business and operations of the Sub-Adviser in performing services hereunder or generally concerning the Sub-Adviser’s investment advisory services, the Sub-Adviser’s compliance with applicable federal, state and local law and regulations, and other matters that are likely to have a material impact on the Sub-Advisers duties hereunder.

11.       Books and Records. The Sub-Adviser hereby agrees that all records which it maintains for the Portfolio are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company’s or the Adviser’s request in compliance with the requirements of Rule 31a-3 under the 1940 Act, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-l under the 1940 Act.

12.       Cooperation; Confidentiality. Each party to this Agreement agrees to cooperate with the other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement, the Fund or the Company. Subject to the foregoing, each party shall treat as confidential all information pertaining to the Sub-Adviser, Adviser, the Fund or its shareholders or the Company (as applicable), their actions with respect to the Fund and the Company, and the business, operations and clients of the Adviser and the Sub-Adviser, except that the aforesaid information need not be treated as confidential if (a) required to be disclosed under applicable law, (b) generally available to the public through means other than by disclosure by the parties, or (c) available from a source other than the Adviser, Sub-Adviser or the Company. Sub-Adviser acknowledges that the Adviser will have continuous access to the Portfolio’s holdings and information relating to Portfolio management that is in the possession of the Fund’s custodian.

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Neither the Adviser nor Sub-Adviser shall disclose or disseminate non-public information regarding the Portfolio, including a list of portfolio securities identified as being held by the Portfolio, which it receives or has access to in the course of performing its duties under this Agreement except as may be permitted by relevant Fund Procedures. Neither party shall use its knowledge of non-public information regarding the Portfolio as a basis to place or recommend any securities transactions for its own benefit, or the benefit of one or more of its clients, to the detriment of the Fund. To the extent that either Party has delegated any duties or services to an affiliate or a third-party, it shall ensure that any such affiliate or third-party abides by the confidentiality provision of this Section 12. Each Party shall ensure that any such affiliate or third-party shall enter into a written confidentiality agreement providing for the non-disclosure of such non-public information. Notice of such agreement shall be provided to the Company.

13.        Other Interests. It is understood that Directors and officers of the Company and shareholders of the Fund are or may be or become interested in the Sub-Adviser as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Sub-Adviser are or may be or become similarly interested in the Fund, and that the Sub-Adviser may be or become interested in the Fund as a shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of the Sub-Adviser may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that the Sub-Adviser may organize, sponsor, or acquire, or with which it may merge or consolidate, and which may include the word “Parametric” or any combination thereof as part of their name, and that the Sub-Adviser or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

The services of the Sub-Adviser to the Adviser for the benefit of the Fund are not to be deemed to be exclusive, the Sub-Adviser being free to render services to others and engage in other business activities. It is understood that the Sub-Adviser and its affiliates perform investment services, including rendering investment advice, to varied clients. It is understood that the Sub-Adviser or any of its affiliates may give advice or take action for other accounts that may differ from, conflict with, or be adverse to advice given or taken for the Fund. It is understood that certain securities or instruments may be held in some accounts but not in others, or the accounts may have different levels of holdings in certain securities or instruments and the accounts may remit different levels of fees to the Sub-Adviser. In addition, it is understood that the Sub-Adviser or any of its affiliates may give advice or take action with respect to the investments of the Fund that may not be given or taken with respect to one or more accounts with similar investment programs, objectives, and strategies. The Company acknowledges that the Sub-Adviser, its affiliates and their respective officers, directors, and/or employees may from time to time have positions in or transact in securities and other investments recommended to clients, including the Fund. Such transactions may differ from or be inconsistent with the advice given, or the timing or nature of the Adviser’s action or actions with respect to the Fund. The Adviser may aggregate the Fund’s orders with orders of its proprietary accounts and/or orders of other clients.

14.       Control. Notwithstanding any other provision of the Agreement, it is understood and agreed that the Company shall at all times reserve the right to reasonably direct any action hereunder taken on its behalf by the Sub-Adviser.

15.       Limitation of Liability of the Sub-Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser or the Fund or any shareholder in the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding, or disposition of any security or other investment.

16.       [Reserved]

17.       Duration and Termination.

a.       This Agreement shall become effective on the date first stated above, subject to the condition that the Company’s Board, including a majority of those Directors who are not interested persons (as such term is defined in the 1940 Act) of the Adviser or the Sub-Adviser, shall have approved this Agreement in the manner required by the 1940 Act. Unless terminated as provided herein, this Agreement shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and affect indefinitely thereafter, but only so long as such continuance is specifically approved at least annually by (a) the Board, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Company, and (b) the vote of a majority of those Directors who are not interested persons (as such term is defined in the 1940 Act) of any such party to this Agreement cast at a meeting called for the purpose of voting on such approval.

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b.       Notwithstanding the foregoing, this Agreement may be terminated: (a) by the Adviser at any time without payment of any penalty, upon 60 days’ prior written notice to the Sub-Adviser and the Company provided, however, that the Adviser may terminate this Agreement immediately without penalty in the event Sub-Adviser is unable to adopt compliance techniques, in accordance with the terms of Section 10.a. of this Agreement or violates the Non-Use Agreement; (b) at any time without payment of any penalty by the Company, by the Company’s Board or a majority of the outstanding voting securities of the Company, upon 60 days’ prior written notice to the Adviser and the Sub-Adviser; or (c) by the Sub-Adviser upon 60 days prior written notice, provided, however, that the Sub-Adviser may terminate this Agreement at any time without penalty, effective upon written notice to the Adviser and the Company, in the event either the Sub-Adviser (acting in good faith) or the Adviser ceases to be registered as an investment adviser under the Advisers Act or otherwise becomes legally incapable of providing investment management services pursuant to its respective contract with the Company.

c.       In the event of termination for any reason, all records of the Company shall promptly be returned to the Adviser or the Company, free from any claim or retention of rights in such record by the Sub-Adviser, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. This Agreement shall automatically terminate in the event of its assignment (as such term is described in the 1940 Act). In the event this Agreement is terminated or is not approved in the manner described above, the Sections or Paragraphs numbered 12, 14, 15, 18 and 22 of this Agreement shall remain in effect, as well as any applicable provision of this Section 17 and, to the extent that only amounts are owed to the Sub-Adviser as compensation for services rendered while the agreement was in effect as provided in Section 8.

d.       Upon termination of this Agreement: (a) the duties of the Adviser delegated to the Sub-Adviser under this Agreement shall automatically revert to the Adviser or a successor sub-adviser; and (b) both parties agree to use reasonable efforts to jointly issue public statements (other than those public statements required by law to be delivered by a single party) regarding the termination of the Agreement.

18.       Notices. Any notice must be in writing and shall be sufficiently given (a) when delivered in person, (b) when dispatched by electronic mail or electronic facsimile transfer (confirmed in writing by postage prepaid first class air mail simultaneously dispatched), (c) when sent by internationally recognized overnight courier service (with receipt confirmed by such overnight courier service), or (d) when sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Company:

Calvert Variable Products, Inc.

Attn: Secretary

Two International Place

Boston, MA 02110

If to the Adviser:

Calvert Research and Management

Attn: Chief Legal Officer

Two International Place

Boston, MA 02110

If to the Sub-Adviser:

Parametric Portfolio Associates LLC

Attn:

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       19.       Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved in a manner consistent with the 1940 Act. The Sub-Adviser shall furnish to the Board such information as may be reasonably necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant Section 17 or this Section 19 of this Agreement.

20.       No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as described in Section 22(b) of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any shareholder or person other than the Adviser or the Fund(s) in question (including without limitation any shareholder in any Fund) any direct, indirect, derivative or other rights against the Adviser or Sub-Adviser or (ii) create or give rise to any duty or obligation on the part of the Adviser or Sub-Adviser (including without limitation any fiduciary duty) to any shareholder or person other than a Fund, all of which rights, benefits, duties and obligations are hereby expressly excluded.

21.       Certain Definitions. The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by any rule, regulation or order by the SEC. The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the shareholders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC, any rules or regulations adopted by, or interpretative releases of, the SEC, or any applicable guidance issued by the staff of the SEC, such provision will be deemed to incorporate the effect of such order, rule, regulation, interpretative release, or guidance.

22.       Miscellaneous.

a.       This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder, and without regard for the conflicts of laws principle thereof. Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act.

b.       The Adviser and the Sub-Adviser acknowledge that the Company enjoys the rights of a third-party beneficiary under this Agreement, and the Adviser acknowledges that the Sub-Adviser enjoys the rights of a third party beneficiary under the Advisory Agreement.

c.       The Sub-Adviser expressly acknowledges the provision in the Declaration of Trust of the Adviser (which is on file with the Secretary of the Commonwealth of Massachusetts) limiting the personal liability of the Trustee, officers, employees and agents of the Adviser, and the Sub-Adviser hereby agrees that it shall have recourse to the Adviser for payment of claims or obligations as between the Adviser and the Sub-Adviser arising out of this Agreement and shall not seek satisfaction from the Trustee or any officer, employee or agent of the Adviser.

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d.       The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

e.       To the extent permitted under Section 17 of this Agreement, this Agreement may only be assigned by any party with the prior written consent of the other party.

f.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

g.       Nothing herein shall be construed as constituting the Sub-Adviser as an agent or co-partner of the Adviser, or constituting the Adviser as an agent or co-partner of the Sub-Adviser.

h.       This Agreement may be executed in counterparts.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

Calvert Research and Management

By:	/s/ Deidre E. Walsh
Deidre E. Walsh
Vice President and not individually

Parametric Portfolio Associates LLC

By:	/s/ Rob Ciro
Rob Ciro
Managing Director

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